Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made to be effective as of February 22, 2007 (the “Effective Date”) and is entered into by and between BEA Systems, Inc., a Delaware corporation (“Buyer”) and The Sobrato Family Foundation, a California nonprofit public benefit corporation (“Building Seller”) and Sobrato-Sobrato Investments, a California limited partnership (“Parking Lot Seller”) concerning that certain 17 story building located at 488 Almaden Boulevard, San Jose, California and a separate 23 space on-grade parking lot as more particularly described in the excerpted title reports attached and incorporated into this Agreement as Exhibits A-1 and A-2, respectively (the “Title Reports”).

NOW, WHEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms: For purposes of this Agreement the following terms shall have the following meanings:

A. Building Property: The term “Building Property” means all of the following:

(1)	that parcel of land commonly known as 488 Almaden Boulevard, San Jose, California, more particularly described in attached Exhibit A-1 (the “Building Land”);

(2)	the 17 story building containing approximately 381,000 rentable square feet of space, an attached 1100 car multistory parking structure, and all other buildings, improvements, and structures presently located on the Building Land, all apparatus, equipment and appliances, if any, located on and used in connection with the operation or occupancy of such buildings and structures, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, other services, and all on-site parking spaces and improvements (collectively, the “Building Improvements”);

(3)	all of Building Seller’s interest in any rights, privileges and easements appurtenant to the Building Land or the Building Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Building Land, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Building Improvements or the Building Land, any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Building Land or the Building Improvements, and all roads and alleys adjoining or servicing the Building Land, if any (collectively, the “Building Appurtenances”), without warranty as to the assignability thereof;

(4)	all of Building Seller’s personal property located on or in the Building Land or the Building Improvements as of the date hereof and as of Escrow Closing (the “Building Personal Property”); and

(5)	Building Seller’s interest in warranties, guaranties, permits, development agreements, approvals, and other intangible personal property used in or arising out of the ownership, use, development, construction, leasing, or operation of the Building Land, Building Improvements, Building Appurtenances, or Building Personal Property, construction contracts, subcontracts, and material supply agreements, architect’s and designer’s agreements, or rights relating to the ownership, use, development, construction, leasing, or operation of the Building Land, Building Improvements, Building Appurtenances, or Building Personal Property, if any (collectively, the “Building Intangible Property”), without warranty as to the assignability thereof.

B. Development Agreement: The term “Development Agreement” means that certain Disposition and Development Agreement, dated as of June 28, 2000 for the development of the Property by and between The Sobrato 1979 Revocable Trust and the City of San Jose, California.

C. Escrow Closing: The term “Escrow Closing” shall mean the date upon which all documents required for recording to consummate this transaction are, in fact, placed of record in the Official Records.

D. Legal Requirements: The term “Legal Requirements” means the laws, rules, regulations, codes, building permit, development agreement, and use permit requirements, land use laws, negative declarations, environmental impact determinations, covenants, conditions, and restrictions, casualty insurance underwriters’ requirements, court and governmental orders and agreements applicable to the Property or any portion thereof or interest therein.

E. Official Records: The official records of the County Recorder of Santa Clara County, California.

F. Parking Lot Property: The term “Parking Lot Property” means all of the following:

(1)	that parcel of land commonly known as Santa Clara County assessor’s parcel number 265-31-006, 007 and 110, San Jose, California, more particularly described in attached Exhibit A-2 (the “Parking Lot Land”);

(2)	the improvements, and structures presently located on the Parking Lot Land, all apparatus, equipment and appliances, if any, located on and used in connection with the operation or occupancy of such Parking Lot Land, and all on-site parking spaces and improvements, if any (collectively, the “Parking Lot Improvements”);

(3)	Parking Lot Seller’s interest in any rights, privileges and easements appurtenant to the Parking Lot Land or the Parking Lot Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Parking Lot Land, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Parking Lot Improvements or the Parking Lot Land, any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Parking Lot Land or the Parking Lot Improvements, and all roads and alleys adjoining or servicing the Parking Lot Land, if any (collectively, the “Parking Lot Appurtenances”), without warranty as to the assignability thereof;

(4)	Parking Lot Seller’s interest in warranties, guaranties, permits, development agreements, approvals, and other intangible personal property used in or arising out of the ownership, use, development, construction, leasing, or operation of the Parking Lot Land, Parking Lot Improvements, Parking Lot Appurtenances, or Parking Lot Personal Property, construction contracts, subcontracts, and material supply agreements, architect’s and designer’s agreements, or rights relating to the ownership, use, development, construction, leasing, or operation of the Parking Lot Land, Parking Lot Improvements, Parking Lot Appurtenances, or Parking Lot Personal Property, if any (collectively, the “Parking Lot Intangible Property”), without warranty as to the assignability thereof.

G. Permitted Exceptions: The term “Permitted Exceptions” shall mean only the following:

(i)	subject to Section 5.4, non-delinquent real property taxes and assessments not yet due and payable;

(ii)	supplemental taxes applicable to the sale of the Property to Buyer;

(iii)	for the Building Property, exceptions to title 4, 5, 6, and 8 shown on pages 2 and 3 of the Title Report attached hereto as Exhibit A-1 and, for the Parking Lot Property, exceptions to title 7 and 8 shown on pages 2 and 3 of the Title Report attached as Exhibit A-2;

(iv)	any other encumbrance of the Property claimed through or caused by Buyer or its agents, employees, contractors, consultants, representatives, successors or assigns (collectively, the “Buyer Related Parties” and individually a “Buyer Related Party”);

(v)	any agreement entered into between the Buyer, on the one hand, and the San Jose Redevelopment Agency, the City of San Jose or its affiliates, on the other hand, with respect to the Property; and

(vii)	any other exceptions to title approved in writing by Buyer.

The provisions of this subparagraph notwithstanding, the term “Permitted Exceptions” shall not include (i) any lien for payment of delinquent real property taxes or assessments, (ii) any supplemental taxes imposed as a consequence of events occurring prior to the Closing Date, and (iii) any deed of trust, property assessment (other than those identified as a permitted exception in subpart (i) of this Section), mortgage, UCC financing statement, judgment or other lien encumbering the Property (other than those claimed through or caused by Buyer or any Buyer Related Party).

H. Property: The term “Property” means the Building Property and the Parking Lot Property.

I. Required Closing Date: The term “Required Closing Date” means April 2, 2007, or such other date as Sellers and Buyer may mutually agree upon in writing.

J. Sobrato Company: The term “Sobrato Company” shall mean each of the Sellers, Sobrato Development Company 2001, L.P., a California limited partnership, and any other person or entity controlled by, under common control with, or which controls either Seller or any owner of any ownership interest, directly or indirectly, in the Parking Lot Seller. The term “Sobrato Companies” shall be all such persons and entities.

K. Title Company: The term “Title Company” shall mean First American Title Insurance Company or such other title insurance company as the Buyer and Seller may mutually approve.

ARTICLE 2

TERMS OF PURCHASE

2.1 Agreements to Purchase and Sell: Building Seller hereby agrees to sell the Building Property and Parking Lot Seller hereby agrees to sell the Parking Lot Property to Buyer, and Buyer hereby agrees to purchase the Building Property and the Parking Lot Property (together but not individually) from Sellers on the terms and conditions set forth in this Agreement. Escrow Closing shall occur, if at all, only as to all of the Property, it being acknowledged that the Property is being sold as a package, and that the sale of less than all of such Property is not contemplated or intended pursuant to this Agreement.

2.2 Purchase Price: The “Building Purchase Price” for the Building Property shall be One Hundred Thirty Three Million Two Hundred Thousand Dollars ($133,200,000) and the “Parking Lot Purchase Price” for the Parking Lot Property shall be One Million Eight Hundred Thousand Dollars ($1,800,000), for a total “Purchase Price” to Buyer for all Property of One Hundred Thirty Five Million Dollars ($135,000,000). The Purchase Price for the Property shall be paid by the Buyer to Sellers all in cash at Escrow Closing.

2.3 Possession of Property; As-Is Purchase: Subject to the terms and conditions of this Agreement, (A) possession of the Property shall be delivered to Buyer at Escrow Closing, in its then existing condition, “as-is,” without implied or express warranty or representation and with all patent and latent defects; (B) Buyer acknowledges that Buyer will have had the opportunity to conduct any studies and investigations of the Property as fully as Buyer desires; and (C) Buyer has observed and has had the right to observe the physical characteristics and condition of the Property it desires. Buyer acknowledges that neither Sellers nor any of Sellers’ employees, agents, or representatives has made any representations, warranties or agreements by or on behalf of Sellers not contained in this Agreement as to any matters concerning the Property, the past, present or future use or condition thereof, or the suitability of the Property for Buyer’s intended use thereof. This disclaimer applies without limitation to topography, climate, air, water rights, utilities, water, present and future zoning, soil, subsoil, presence of toxic substances, purposes to which the Property may be suited, drainage, access to public roads, proposed routes of roads or extensions thereof, and environmental and land use laws and other Legal Requirements to which the Property may be subject.

2.4 General Release: Except as expressly otherwise provided in this Section 2.4, Buyer shall rely solely upon Buyer’s own inspection of the Property and investigations in determining the Property’ physical condition and other matters relating to the Property. Effective upon Escrow Closing, Buyer, for itself, its affiliates, successors and assigns and subsequent owners of the Property, hereby waives, releases, remises, acquits and forever discharges Sellers and the Sellers’ partners, members, and each of their respective officers, directors, shareholders, beneficiaries, members, partners, affiliates, agents, employees and attorneys, and their respective successors and assigns (the “Seller Related Parties”) of and from any and all claims, damages, liens, suits, causes of action, legal or administrative proceedings, fines, penalties, judgments, demands, obligations, costs, liabilities and losses and expenses (including, without limitation, reasonable attorneys’ fees) (collectively “Claims and Liabilities”) whatsoever, direct or indirect, known or unknown, which Buyer now has or which Buyer may have in the future on account of or in any way arising out of or in connection with the Property, including, without limitation, the known or unknown physical or environmental condition of the Property (including, without limitation, any contamination in, on, under or adjacent to the Property by any solid hazardous or toxic substance, material or waste or mold), or any federal, state or local law, ordinance, rule or regulation applicable thereto, including, without limitation, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Resource Conservation and Recovery Act. Buyer, for itself, its affiliates, successors and assigns and subsequent owners of the Property, fully understands and expressly waives the benefits of Section 1542 of the California Civil Code, with respect to the matters described in this Section 2.4; Section 1542 of the California Civil Code provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In this connection and to the extent permitted by law, except to the extent otherwise provided in this Section 2.4, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other Claims and Liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Sellers and the Seller Related Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other Claims and Liabilities which might in any way be included as a material portion of the consideration given to Sellers by Buyer hereunder. Sellers have given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 2.4. Sellers and Buyer have each initialed this Section 2.4 to further indicate their awareness and acceptance of each and every provision hereof; provided, however that failure of any party to initial this Section 2.4 below shall not invalidate this Section 2.4 nor any other provision of this Agreement.

Notwithstanding anything to the contrary in this Agreement, Sellers shall be liable for any breach of its express representations and warranties in this Agreement and for Seller’s obligations, which by the express terms of this Agreement survive Escrow Closing, subject to the express limitations and conditions set forth in this Agreement.

SELLERS INITIALS	BUYER INITIALS

Building Seller:
__________
Parking Lot Seller:

This Section 2.4 shall survive the Escrow Closing.

ARTICLE 3

COVENANTS AND REPRESENTATIONS

3.1 Representations of Sellers:

A. Representations of Building Seller: Building Seller hereby makes the following representations to Buyer, which are accurate as of the Effective Date and which will be accurate on the date of any Escrow Closing:

(1)	Building Seller is a nonprofit public benefit corporation, duly organized and validly existing and in good standing under the laws of the State of California and is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(2)	This Agreement has been, and all documents executed by Building Seller which are to be delivered to Buyer at the Escrow Closing will be, duly authorized, executed and delivered by the duly authorized representatives of Building Seller, are legal, valid and binding obligations of Building Seller, enforceable against Building Seller in accordance with their respective terms, and do not violate any provision of any agreement or judicial order to which Building Seller or the Building Property is subject.

(3)	Building Seller has full right to convey the Building Property without the consent of any other person or entity; and, without limiting the generality of the foregoing, Building Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Building Property which would be binding on Buyer or affect Building Seller’s ability to perform its obligations hereunder, and no consent of any third party is required for the execution, delivery or consummation of the Escrow Closing by Building Seller in accordance with this Agreement.

(4)	To Building Seller’s knowledge (i) the Building Property complies in all material respects with Development Agreement, and (ii) neither Building Seller nor any Sobrato Company has received any written notice from any governmental agency alleging that there exists any violation of the Development Agreement or any other Legal Requirement applicable to the Building Property, which violation has not been resolved or corrected to the satisfaction of the applicable governmental authority as of the Effective Date.

(5)	The documents made available to Buyer by or on behalf of Building Seller with respect to the Building Property constitute a complete copy of such documents in the possession of Building Seller and to Building Seller’s Knowledge are not misleading in any material respect (when taken as a whole)

(6)	To Building Seller’s knowledge, there is no litigation, condemnation, legal proceeding, action or other proceeding pending or, threatened against Building Seller or the Building Property before any court or administrative agency, which does or will materially affect Escrow Closing, the Building Property, or the use, development, construction of improvements on the Building Property, or value thereof.

(7)	To Building Seller’s Knowledge, on the Effective Date, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by any Legal Requirement or by the normal use and operation of the Building Property were installed to the main distribution points in the Building Improvements, were connected to the applicable utility provider pursuant to valid agreements, and fulfilled the applicable Legal Requirements with respect to the supply of utilities to the Building Property.

(8)	At the time of Escrow Closing there will be no outstanding written or oral contracts made by any Sobrato Company for any improvements to the Building Property which have not been fully paid for and Building Seller shall cause to be discharged all mechanics’ and material suppliers’ liens arising from any labor or materials furnished to the Building Property prior to Escrow Closing at the request of any Sobrato Company.

(9)	To Building Seller’s knowledge, no hazardous, toxic or other material regulated by any governmental authority as a danger to human health or the environment has been placed on the Building Property by a Sobrato Company or its agents, employees or contractors in violation of applicable Legal Requirements; and, to Building Seller’s knowledge no such materials are present on the Building Property or the soil, groundwater, surface water, building materials, or systems thereof.

(10)	There are no service contracts, maintenance contracts, management contracts, construction contracts, architectural or design contracts or similar agreements to which Building Seller is a party and which relate to the Building Property that will survive the Escrow Closing and be binding upon Buyer.

(11)	To Building Seller’s Knowledge, (i) the Development Agreement is in full force and effect, (ii) there has occurred no default by a Sobrato Company under the Development Agreement that has not been cured to the satisfaction of the City of San Jose and, (iii) the City of San Jose has not defaulted under the Development Agreement.

B. Representations of Parking Lot Seller: Parking Lot Seller hereby makes the following representations to Buyer, which are accurate as of the Effective Date and which will be accurate on the date of any Escrow Closing:

(1)	Parking Lot Seller is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of California and is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(2)	This Agreement has been, and all documents executed by Parking Lot Seller which are to be delivered to Buyer at the Escrow Closing will be, duly authorized, executed and delivered by the duly authorized representatives of Parking Lot Seller, are legal, valid and binding obligations of Parking Lot Seller, enforceable against Parking Lot Seller in accordance with their respective terms, and do not violate any provision of any agreement or judicial order to which Parking Lot Seller or the Parking Lot Property is subject.

(3)	Parking Lot Seller has full right to convey the Parking Lot Property without the consent of any other person or entity; and, without limiting the generality of the foregoing, Parking Lot Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Parking Lot Property that would be binding on Buyer or would affect Parking Lot Seller’s ability to perform its obligations under this Agreement, and no consent of any third party is required for the execution, delivery or consummation of the Escrow Closing by Parking Lot Seller in accordance with this Agreement.

(4)	To Parking Lot Seller’s knowledge, neither Parking Lot Seller nor any Sobrato Company has received any written notice from any governmental agency alleging that there exists any violation of the Development Agreement or any other Legal Requirement applicable to the Parking Lot Property, which violation has not been resolved or corrected to the satisfaction of the applicable governmental authority as of the Effective Date.

(5)	The documents made available to Buyer by or on behalf of Parking Lot Seller with respect to the Parking Lot Property constitute a complete copy of such documents in the possession of Parking Lot Seller and to Parking Lot Seller’s Knowledge are not misleading in any material respect (when taken as a whole)

(6)	To Parking Lot Seller’s knowledge, there is no litigation, condemnation, legal proceeding, action or other proceeding pending or threatened against Parking Lot Seller or the Parking Lot Property before any court or administrative agency, which does or will materially affect Escrow Closing, the Parking Lot Property, or the use, development, construction of improvements on the Parking Lot Property, or the value thereof.

(7)	At the time of Escrow Closing there will be no outstanding written or oral contracts made by any Sobrato Company for any improvements to the Parking Lot Property which have not been fully paid for and Parking Lot Seller shall cause to be discharged all mechanics’ and material suppliers’ liens arising from any labor or materials furnished to the Parking Lot Property at the request of any Sobrato Company prior to Escrow Closing.

(8)

To Parking Lot Seller’s knowledge, no hazardous, toxic or other material regulated by any governmental authority as a danger to human health or the environment has been placed on the Parking Lot Property by a Sobrato Company or its agents, employees or contractors in violation of applicable Legal Requirements; and, to

Parking Lot Seller’s knowledge, no such materials are present on the Parking Lot Property or the soil, groundwater, surface water, building materials or systems thereof.

(9)	There are no service contracts, maintenance contracts, management contracts, construction contracts, architectural or design contracts or similar agreements to which Parking Lot Seller is a party and which relate to the Parking Lot Property that will survive the Escrow Closing and be binding upon Buyer.

C. Definition of “Knowledge”: For purposes of this Agreement, whenever the phrase “to the knowledge of the Sobrato Companies”, “to Parking Lot Seller’s knowledge”, “to Building Seller’s knowledge” or words of similar import are used, they shall be deemed to refer and be limited to the actual knowledge of (i) John Michael Sobrato, (ii) Tim Steele, (iii) Phil Taylor, and (iv) John A. Sobrato, all without duty to investigate or inquire. Whenever the phrase “in the Parking Lot Seller’s possession”, “in the Building Seller’s possession” or similar phrases means in the actual possession of such Seller and located at its address identified in the signature block of the Sellers, without any duty to investigate or inquire.

D. Survival; Attribution. The representations and warranties of each Seller set forth in this Section 3.1 shall survive the Close of Escrow only for a period of twelve (12) months, and such Seller shall only be liable to Buyer hereunder for a breach of representation or warranty made by it herein with respect to which a claim is made by Buyer against such Seller before the end of such twelve (12) month period. A Seller shall not have any liability to Buyer as the result of the inaccuracy of any representation or warranty made by the other Seller. If prior to the Closing, Buyer obtains knowledge that any representation or warranty of Sellers is inaccurate and Buyer proceeds with the Closing, the respective obligations and liabilities of Sellers shall not be affected.

3.2 Covenants of Sellers:

A. No New Agreements. Sellers shall not do any of the following without Buyer’s prior written consent: (i) enter into any contract relating to the Property that will be binding upon Buyer or any portion of the Property after the Escrow Closing; (ii) grant any easement, lease any part of the Property, or encumber the Property; (iii) modify or alter the Property, any portion thereof, or any approval, permit, Legal Requirement applicable thereto, or (iv) modify, terminate, or violate the Development Agreement. The obligations of the Sellers under this Section 3.2.A shall survive the Escrow Closing.

B. Mechanical Equipment. The parties acknowledge that Buyer was not afforded an opportunity to test the heating, ventilating, air conditioning, and mechanical equipment currently existing in the Building Improvements (the “Mechanical Equipment”). Accordingly, Building Seller agrees that, if any Mechanical Equipment is not in good operating order upon the initial start-up of such Mechanical Equipment, Building Seller shall reimburse Buyer for the cost to place such Mechanical Equipment in good working order within seven (7) days following delivery of a request for reimbursement and documentation of the cost of such work. The obligations of the Sellers under this Section 3.2.A shall survive the Escrow Closing.

3.3 Covenants of Buyer:

A. Documents. Buyer shall keep confidential the economic terms of this Agreement and the Sellers’ records and documents concerning the Property both before the Effective Date and at any time thereafter, if Buyer does not acquire the Property; provided, however, that, (i) so long as this Agreement remains in effect, Buyer may disclose such information to its advisors, consultants, representatives, investors and prospective lenders who agree to abide by the confidentiality provisions of this Agreement, (ii) Buyer and its advisors, consultants, representatives, investors and prospective lenders may disclose such information as may be required by law or court order, and (iii) if Buyer acquires the Property, Buyer shall be free to thereafter use such information and to disclose it to other parties. In the event that this Agreement terminates without an Escrow Closing, Buyer shall, within ten (10) business days following a request by a Seller, deliver to such Seller all documentation, studies, investigations, reports prepared or caused to be prepared by Buyer by third parties that relate to the condition or legal compliance (or non-compliance) of such Seller’s Property, provided that in no event shall Buyer be required to provide internal analyses, any proprietary information or any materials which are subject to the attorney-client privilege. Such items shall be delivered without representation or recourse of any kind. Buyer’s obligations under this Section 3.3(A) shall survive the termination of this Agreement.

3.4 Representations of Buyer: Buyer hereby makes the following representations to Sellers, which are accurate as of the Effective Date and which will be accurate on the date of any Escrow Closing:

A. Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware, and authorized to do business in California.

B. This Agreement has been, and all documents executed by Buyer which are to be delivered to Sellers at the Escrow Closing will be, duly authorized, executed and delivered by the duly authorized representatives of Buyer, and do not violate any provision of any agreement or judicial order to which Buyer is subject.

The representations and warranties of Buyer set forth in this Section 3.4 shall survive the Close of Escrow only for a period of twelve (12) months, and Buyer shall only be liable to Sellers hereunder for a breach of representation or warranty made by it herein with respect to which a claim is made by Sellers against Buyer before the end of such twelve (12) month period. If prior to the Closing, Sellers obtain knowledge that any representation or warranty of Buyer is inaccurate and Sellers proceed with the Closing, the respective obligations and liabilities of Buyer shall not be affected.

ARTICLE 4

DEPOSITS AND CONDITIONS

4.1 Deposits: Unless Buyer terminates this Agreement in accordance with Section 4.2, on or before 5:00 P.M. Pacific Time, on March 1, 2007 (the “End of the Feasibility Period”), Buyer shall deposit with Escrow Holder the cash sum of Ten Million Dollars ($10,000,000) (the “Deposit”). One Hundred Thirty Thousand Dollars ($130,000) of the Deposit shall be allocable to the Parking Lot Property and the remaining Nine Million Eight Hundred Seventy Thousand Dollars ($9,870,000) shall be allocated to the Building Property. If Buyer failure to deposit the Deposit into escrow before the End of the Feasibility Period, Buyer shall be deemed to have elected to terminate this Agreement and this Agreement shall automatically terminate. Subject to the terms of this Agreement, the Deposit and interest earned thereon shall be non-refundable (except as herein expressly set forth to the contrary) and shall be held by Escrow Holder in an interest bearing account, with interest accruing to the benefit of Buyer prior to Escrow Closing (except in the event of a termination due to Buyer’s default) and to the benefit of Sellers after Escrow Closing or in the event of a termination of this Agreement due to Buyer’s default. The Deposit (plus all interest earned thereon) shall be paid to Sellers at the Escrow Closing and applied as a payment on account of the Purchase Price.

4.2 Conditions to Buyer’s Obligations.

A. Title Insurance: On or before the End of the Feasibility Period, Buyer shall determine whether it will be able to obtain the Title Policies described in Section 5.2 and such modifications and endorsements thereto as Buyer may require.

B. Other Conditions. Buyer’s obligation to close escrow in accordance with this Agreement shall be conditioned upon the satisfaction of each of the following conditions:

(1)	The delivery by both Sellers of the documents described in Section 5.3;

(2)	The willingness of the Title Company to delivery to Buyer (i) a 2006 ALTA Owner’s Policy of Title Insurance, in form and with endorsements reasonably acceptable to Buyer, evidencing and insuring Buyer in the amount of the Building Purchase Price as to the conveyance to Buyer of the entire fee simple title to the Building Property, free from all liens, encumbrances, and exceptions to title, other than the Permitted Exceptions and (ii) ) a 2006 ALTA Owner’s Policy of Title Insurance, in form and with endorsements reasonably acceptable to Buyer, evidencing and insuring Buyer in the amount of the Parking Lot Price as to the conveyance to Buyer of the entire fee simple title to the Parking Lot Property, free from all liens, encumbrances, and exceptions to title, other than the Permitted Exceptions;

(3)	The accuracy in all material respects of the representations and warranties of Sellers set forth in Section 3.1 of this Agreement; and

(4)	The performance in all material respects of both Sellers of their respective obligations under this Agreement.

In no event shall Buyer be required to purchase any portion of the Property, unless the Buyer is able to simultaneously purchase all other Property in accordance with this Agreement.

C. Buyer’s Rights Upon Failure of Condition. If any condition to the Buyer’s obligation to close escrow is not satisfied on the Required Closing Date or if either Seller otherwise defaults upon its obligations under this Agreement (and for so long as the condition remains not satisfied), Buyer may elect any or all of the following:

(1)	to waive the condition in writing and close escrow (without any credit against the Purchase Price for the cost of fulfilling the condition);

(2)	to delay the Required Closing Date for a period not to exceed ten (10) business days after the original Required Closing Date to allow additional time to satisfy the condition;

(3)	to terminate this Agreement and recover its Deposit (together with any interest accrued thereon while in Escrow), if either or both Sellers fail to fulfill the condition within five (5) days following delivery to Sellers of Buyer’s notice of an intent to terminate pursuant to this provision; and/or

(4)	if the failed condition is a default or breach by either or both Sellers of their respective obligations to sell the Building Property and the Parking Lot Property, as applicable, to Buyer in accordance with this Agreement, to bring an action for specific performance to compel Sellers to convey the property to Buyer as required by this Agreement and, subject to Section 6.12, to recover damages arising out of Seller’s failure to timely perform its obligations under this Agreement.

4.3 Conditions to Sellers’ Obligations. Sellers’ obligation to close escrow in accordance with this Agreement shall be conditioned upon the satisfaction of each of the following conditions:

(1)	The delivery by Buyer of the documents and sums described in Section 5.3;

(2)	The accuracy in all material respects of the representations and warranties of Buyer set forth in this Agreement; and

(3)	The performance in all material respects of Buyer of its obligations under this Agreement.

In no event shall Sellers be required to sell any portion of the Property, unless all of the Property is simultaneously purchased by Buyer in accordance with this Agreement.

B. Sellers’ Rights Upon Failure of Condition. If any condition to the Sellers’ obligation to close escrow is not satisfied on the Required Closing Date or if Buyer otherwise defaults upon its obligations under this Agreement (and for so long as the condition remains not satisfied), Sellers may elect any or all of the following:

(1)	to waive the condition in writing and close escrow;

(2)	to delay the Required Closing Date until a date not later than ten (10) business days following the original Required Closing Date to allow additional time for the satisfaction of all conditions to Sellers’ obligation to close escrow; and/or

(3)	to terminate this Agreement, in which case the Deposit shall be returned to Buyer or disbursed to Seller in accordance with the other provisions of this Agreement, including without limitation, Section 4.4, below.

4.4 LIQUIDATED DAMAGES: IF, UPON SATISFACTION OF THE CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE THE PROPERTY, BUYER DEFAULT IN ITS OBLIGATION TO PURCHASE THE PROPERTY FROM SELLERS IN ACCORDANCE WITH THIS AGREEMENT, ESCROW HOLDER SHALL BE INSTRUCTED BY SELLERS TO CANCEL THE ESCROW, SELLERS SHALL THEREUPON BE RELEASED FROM SELLERS’ OBLIGATIONS HEREUNDER, AND AS LIQUIDATED DAMAGES HEREUNDER, THE DEPOSIT (DEFINED IN SECTION 4.1) AND ALL INTEREST ACCRUED THEREON WHILE IN ESCROW SHALL BE PAID TO AND RETAINED BY SELLERS AS LIQUIDATED DAMAGES, SUBJECT TO THIS SECTION BELOW. IN SUCH EVENT, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES, WHICH OBLIGATIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES OR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT (DEFINED IN SECTION4.1) AND INTEREST ACCRUED THEREON WHILE IN ESCROW AND THE ACTUAL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES HAVE BEEN AGREED UPON, AFTER NEGOTIATION, AS REASONABLE LIQUIDATED DAMAGES PURSUANT TO THE TERMS HEREOF, CALIFORNIA CIVIL CODE SECTIONS 1671 AND 1677 AND ANY OTHER APPLICABLE LAW, AND SHALL CONSTITUTE SELLERS’ EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER (EXCEPT AS TO THE SURVIVING OBLIGATIONS AS DEFINED IN THIS SECTION BELOW, WHICH SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THIS SECTION BELOW). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES.

THE PARTIES SPECIFICALLY AGREE THAT THE PROVISIONS OF THIS SECTION 4.4 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND ARE NOT INTENDED TO LIMIT THE REMEDIES OF SELLERS FOR ANY DEFAULT BY BUYER OF ANY OBLIGATIONS THAT, BY THE EXPRESS TERMS OF THIS AGREEMENT, ARE INTENDED TO SURVIVE THE TERMINATION OF THIS AGREEMENT (OTHER THAN SELLERS’ RIGHTS AGAINST BUYER FOR DEFAULTING UPON AN OBLIGATION TO PURCHASE THE PROPERTY).

BUYER’S INITIALS	BUILDING SELLER’S INITIALS

PARKING LOT SELLER’S INITIALS

4.5 Default or Breach by a Seller; No Joint Liability.

The liability of the Sellers is limited as set forth in Section 6.12. If the sale of the Property is not consummated because of one or more Seller’s default under this Agreement, Buyer shall be entitled to the remedies set forth in Section 4.2C above with respect to both Sellers. Buyer’s remedies being limited solely and exclusively to the alternative remedies set forth above in Section 4.2.C. The provisions of this Section 4.5 shall survive the Close of Escrow or the termination of this Agreement. Buyer acknowledges and agrees that (i) each individual signing this Agreement on behalf of a Seller is acting solely on behalf of the entity for which he is signing, and that such individual shall not have any personal liability under this Agreement, and until the Escrow Closing, any recovery against a Seller hereunder being limited to such Seller’s interest in its Property. In no event shall one Seller have any liability arising from or relating to (A) the other Seller’s Property, or (B) the other Seller’s obligations or defaults under this Agreement. Buyer agrees that no partner, member, officer, shareholder, director, trustee, beneficiary, affiliate, or representative of any Seller or any general partner or affiliate of Sellers shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement. This Section shall survive Escrow Closing or termination of this Agreement.

ARTICLE 5

ESCROW

5.1 Escrow Closing: The transaction contemplated by this Agreement shall be consummated through an escrow opened with Title Company, located at 1737 North First Street, Suite 500, San Jose, California, with Liz Zankich as the designated escrow holder, unless the parties otherwise mutually agree in writing. Sellers and Buyer each agree to deposit into such escrow, prior to the Required Closing Date, all funds and documents necessary to consummate the transaction described by this Agreement in accordance with the terms and conditions of this Agreement. The parties agree that time is of the essence and Escrow Closing must occur for the sale of all Property to Buyer on or before the Required Closing Date.

5.2 Transfer of Title: At Escrow Closing, transfer of title shall be effectuated by (i) recordation in the Official Records of a grant deed executed by Building Seller in the form attached hereto as Exhibit C, naming Building Seller as the grantor and Buyer as the Grantee (the “Building Grant Deed”), and (ii) recordation in the Official Records of a grant deed executed by Parking Lot Seller in the form attached hereto as Exhibit C, naming Parking Lot Seller as the grantor and Buyer as the Grantee (the “Parking Lot Grant Deed”).

5.3 Delivery of Documents:

A. By Building Seller: In sufficient time for Escrow Closing to occur on the Required Closing Date, Building Seller shall deliver to Title Company the following documents:

(1)	The Building Grant Deed, duly executed and acknowledged by Building Seller for recording in the Official Records;

(2)	A Statement of Documentary Transfer Tax Due for the sale of the Building Property, and Request that Amount of Tax not be Made a Part of the Permanent Record in the Official Records;

(3)	Two (2) counterpart execution originals of a Bill of Sale and Assignment and Assumption in the form of Exhibit B-1, attached hereto and incorporated herein, duly executed and acknowledged by Building Seller;

(4)	Such affidavits as Buyer and Title Company shall reasonably require to determine that no tax withholding is required with respect to the Building Purchase Price; and

(5)	Such other documents as may be reasonably required to close escrow with respect to the Property in accordance with this Agreement.

B. By Parking Lot Seller: In sufficient time for Escrow Closing to occur on the Required Closing Date, Parking Lot Seller shall deliver to Title Company the following documents:

(1)	The Parking Lot Grant Deed, duly executed and acknowledged by Parking Lot Seller for recording in the Official Records;

(2)	A Statement of Documentary Transfer Tax Due for the sale of the Parking Lot Property, and Request that Amount of Tax not be Made a Part of the Permanent Record in the Official Records for filing with the County Recorder;

(3)	Two (2) counterpart execution originals of an Assignment and Assumption in the form of Exhibit B-2, attached hereto and incorporated herein, duly executed and acknowledged by Parking Lot Seller;

(4)	Such affidavits as Buyer and Title Company shall reasonably require to determine that no tax withholding is required with respect to the Parking Lot Purchase Price; and

(5)	Such other documents as may be reasonably required to close escrow in with respect to the Property accordance with this Agreement.

C. By Buyer: In sufficient time for Escrow Closing to occur on the Required Closing Date, Buyer shall deliver to Title Company the following documents and funds:

(1)	A preliminary change of ownership statement for the Building Property in the form required by the Recorder of Santa Clara County, duly executed by Buyer;

(2)	Two (2) counterpart execution originals of a Bill of Sale and Assignment and Assumption in the form of Exhibit B-1, attached hereto and incorporated herein, duly executed and acknowledged by Buyer;

(3)	Such other documents as may be reasonably required to close escrow with respect to the Building Property in accordance with this Agreement.

(4)	A preliminary change of ownership statement for the Parking Lot Property in the form required by the Recorder of Santa Clara County, duly executed by Buyer;

(5)	Two (2) counterpart execution originals of an Assignment and Assumption in the form of Exhibit B-2, attached hereto and incorporated herein, duly executed and acknowledged by Buyer;

(6)	Such other documents as may be required to close escrow with respect to the Parking Lot Property in accordance with this Agreement.

(7)	The Purchase Price, together with Buyer’s share of closing costs and prorations, less the Deposit and interest accrued thereon then in escrow.

5.4 Prorations: At Escrow Closing:

A. The property taxes and assessments for the 2006-2007 tax year shall be paid on or before Escrow Closing.

B. All real property taxes shall be prorated to the date of Escrow Closing.

C. The interest on, and all annual installments of, any assessments secured by the Property shall be prorated to the date of Escrow Closing.

D. The principal balance of any assessments secured by the Property that are Permitted Exceptions shall be assumed by Buyer, without credit to Purchase Price, at Escrow Closing.

E. The principal balance of any assessments secured by the Building Property that are not Permitted Exceptions shall be paid by Building Seller on or before Escrow Closing.

F. The principal balance of any assessments secured by the Parking Lot Property that are not Permitted Exceptions shall be paid by Parking Lot Seller on or before Escrow Closing.

G. If accurate information is not available for any required prorations at the Escrow Closing, the Title Company shall reasonably prorate such items, based on the information that is available. When accurate and complete information becomes available, Buyer shall pay to the applicable Seller, or the applicable Seller shall pay to Buyer, as the case may require, such sums as may be necessary to correct any inaccuracy in the prorations made at the Escrow Closing within ten (10) business days following delivery of a written demand for payment, provided however that no such claim may be made more than one year after the Escrow Closing.

5.5 Closing Charges: That portion of the cost of the Building Title Policy equivalent to the premium on a CLTA policy for the Building Property without endorsements shall be paid by Building Seller, that portion of the cost of the Parking Lot Title Policy equivalent to the premium on a CLTA policy for the Parking Lot Property without endorsements shall be paid by Parking Lot Seller, and any additional cost of the Title Policies shall be paid by Buyer. Building Seller shall have obtained and delivered to Buyer and the Escrow Holder, and paid for a survey of the Building Property. Parking Lot Seller shall have obtained, delivered to Buyer and the Escrow Holder, and paid for a survey of the Parking Lot Property. County real property conveyance taxes for the Building Property shall be paid by Building Seller and county real property conveyance taxes for the Parking Lot Property shall be paid by Parking Lot Seller. City real property conveyance taxes for the Building Property shall be paid one half by Building Seller and one half by Buyer. City real property conveyance taxes for the Parking Lot Property shall be paid one half by Parking Lot Seller and one half by Buyer. Buyer shall pay escrow fees, recording fees and closing costs for any financing of the Purchase Price. All other escrow fees, recording fees, and customary closing costs for the Building Property shall be shared by the Buyer and the Building Seller, and all other escrow fees, recording fees, and customary closing costs for the Parking Lot Property shall be shared by the Buyer and the Parking Lot Seller, as customary in Santa Clara County, California.

ARTICLE 6

GENERAL PROVISIONS

6.1 Risk of Loss. Building Seller shall bear all risk of loss of the Building Property and Parking Lot Seller shall bear all risk of loss of the Parking Lot Property, by casualty, condemnation or otherwise, prior to the Escrow Closing. No adjustment shall be made to the Building Purchase Price or the Parking Lot Purchase Price for any damage or condemnation prior to the Escrow Closing, and in no event shall Sellers have any reconstruction obligations as a result of any damage or condemnation, but at the Escrow Closing, the Sellers shall assign to Buyer all of its right title and interest (a) in the proceeds of any casualty insurance policy for damage to the Property prior to the Escrow Closing, and (b) in any condemnation proceeds with respect to the Property. Notwithstanding anything to the contrary in this Agreement, if the Property, or any portion thereof, is damaged prior to Escrow Closing to such an extent that the cost of restoring the damage, after application of the proceeds of insurance that will be received by Buyer pursuant to insurance policy or policies assigned to Buyer at the Escrow Closing, will exceed $250,000, then Buyer shall have the right to terminate this Agreement and recover the Deposit (together with interest accrued thereon while in escrow) by delivery or written notice to the Sellers; but Buyer shall not otherwise have the right to terminate this Agreement with respect to a casualty.

6.2 Brokerage Commissions: Each party hereto represents to the other that it has not incurred, directly or indirectly, any liability on behalf of the other party for the payment of any real estate brokerage commissions, finder’s fees or other compensation to any agents, brokers, salesmen, or finders by reason of the consummation of the transaction contemplated by this Agreement, other than Cornish & Carey Commercial Real Estate (the “Broker”). Building Seller shall pay any commission or other consideration owing to Broker with respect to the Building Property and Parking Lot Seller shall pay any commission or other consideration owing to Broker with respect to the Parking Lot Property, pursuant to separate agreement(s) between such Sellers and Broker, and Buyer shall have no any liability to Broker for any commission or other payment in connection with this Agreement, the Building Property or the Parking Lot Property. Each party hereto shall indemnify, defend, and hold the other harmless from and against any claim, liability, or expense for any brokerage commissions, finder’s fees or other compensation claimed to be due and owing to any person, other than Broker, by reason of its activities in entering or consummating the transaction contemplated by this Agreement, which obligation shall survive Escrow Closing or termination of this Agreement.

6.3 Attorneys’ Fees: Should any litigation be commenced between the parties hereto concerning the Building Property, the Parking Lot Property, this Agreement, and/or the rights and duties of a Seller or Buyer in relation thereto, whether it be an action for damages, equitable or declaratory relief, the prevailing party (or parties) in such litigation shall be entitled, in addition to all other relief as may be granted by Court, reasonable sums as and for attorneys’ fees in the discretion of the Court. This Section shall survive the Closing or termination of this Agreement

6.4 Notices: Any notice required or desired to be given by a party to this Agreement to any other party pursuant to or with respect to this Agreement shall be in writing, shall be delivered to the address for notices to each party set forth below the parties signature at the bottom of this Agreement, and to such additional parties and/or address(es) as Buyer or any Seller shall notify the other parties by at least five (5) business day prior written notice, and shall be deemed effective upon the earlier of receipt or one business day after deposit, postage prepaid, in next business day U.S. Mail.

6.5 Assignment: Buyer may not assign this Agreement, except (ii) to an entity controlled by, under common control with, or which controls Buyer, or (iii) as a consequence of any merger, consolidation or reorganization, or (iii) to the purchaser of substantially all of the assets of Buyer, or (iv) with the consent of Sellers, which consent shall not be unreasonably withheld. In the event of an assignment Buyer will provide Sellers with the full legal name and address of the assignee and other information necessary for an alternate set of closing documents be prepared and executed naming the affiliated assignee at least seven (7) days prior to the then scheduled Required Closing Date, together with a fully executed original of the assignment. Any assignment in contravention of this provision shall be void. No assignment shall release the assigning party from any obligation or liability under this Agreement, including without limitation all of such party’s indemnification, defense and hold harmless obligations under this Agreement, all of which shall survive Escrow Closing or sooner termination of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. This Section shall survive the Close of Escrow or termination of this Agreement.

6.6 Mutual Cooperation: Each party hereto agrees to execute and deliver such other parties any further instruments and documents as may reasonably be requested by another party to carry out this Agreement. Each party hereto covenants to exercise good faith in fulfilling its obligations under this Agreement.

6.7 Authority and Execution: Each person executing this agreement on behalf of a party represents and warrants, on behalf of the entity it represents and not in its individual capacity, that (i) such person is duly and validly authorized to do so on behalf of the entity it purports to so bind, and (ii) if such entity is a partnership, corporation, limited liability company, or trustee, that such partnership, corporation, limited liability company, or trust, such entity has full right and authority to enter into this Agreement and perform all of its obligations hereunder.

6.8 Entire Agreement; Modification; Interpretation: This Agreement and the attachments hereto constitute the entire agreement between the parties and shall supersede all other agreements respecting the subject matter of this Agreement. This Agreement shall not be modified by either party by oral-representation or agreement made before or after the execution of this Agreement. All modifications to this Agreement must be in writing signed by both of the Sellers and Buyer. The headings contained in this Agreement are for the purpose of reference only and shall not limit or define the meaning thereof. This Agreement shall be interpreted in accordance with the laws of the State of California and, in the event that any provision of this Agreement is adjudged to be, for any reason, unenforceable or invalid, it is the specific intent of the parties that the remainder hereof shall subsist and be and remain in full force and effect. Each party has engaged legal counsel and understands all terms of this Agreement. Any rule of construction that that would interpret this Agreement, for or against any party, shall have no effect.

6.9 Time: Time is of the essence for the performance of each and every covenant and for the satisfaction of each and every condition contained in this Agreement.

6.10 Real Estate Reporting Person: Escrow Holder is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Holder shall so provide. Upon the consummation of the transactions contemplated by this Agreement, Escrow Holder shall file a Form 1099 information return and send the statement to Sellers as required under the aforementioned statute and regulation.

6.11 Computation of Time: In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included, and the last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday recognized as such in California, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday. As used in the Agreement, “business day” shall mean a day that is not a Saturday, Sunday, or legal holiday recognized as such in California.

6.12 Maximum Aggregate Liability: Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Sellers pursuant hereto or in connection herewith, and without in any way expanding any limitations on the liability of Sellers or the Seller

Related Parties set forth elsewhere in this Agreement, the maximum aggregate liability of Sellers and the Seller Related Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the transactions described in this Agreement, the Property, and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of a Seller’s representations and covenants in this Agreement, shall not exceed Thirteen Million Dollars ($13,000,000). The foregoing is in addition to any right of Buyer to recover its Deposit with interest accrued thereon during escrow, if this Agreement terminates without escrow closing. This Section shall survive the Close of Escrow or termination of this Agreement.

6.13 Counterparts; Facsimile Signatures: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by telecopy or other electronic transmission shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept the telecopied or electronically transmitted signature of the other party to this Agreement.

6.14 Buyer Indemnification Obligation: Buyer shall indemnify, defend (with counsel reasonably acceptable to Sellers) and hold harmless Sellers and the Seller Related Parties for, from and against any and all Claims and Liabilities for damage to property or injury to persons to the extent arising out of the negligence or willful misconduct of Buyer or its agents, employees, and contractors during any entry or activities on the Property prior to the Closing (whether occurring on, before or after the Effective Date), by Buyer or any Buyer Related Party, which obligation shall survive Escrow Closing or termination of this Agreement. The foregoing shall not apply to any condition present on the Property at the time of such entry, except to the extent that by the negligent or wrongful actions of Buyer or its agents, employees, or contractors such condition is exacerbated.

6.15 No Other Negotiations. Each Seller, for itself, the Sobrato Companies, and their respective successors and assigns, agrees that, after the Deposit is delivered to the Escrow Holder, it will not solicit or accept any offer from, enter into any negotiations with, or supply any information to, any prospective purchaser, ground lessor, lender, or tenant of the Property, unless and until this Agreement terminates in accordance with its terms.

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IN WITNESS WHEREOF, the Sellers have executed this Agreement intending it to be effective as of the Effective Date.

BUILDING SELLER:		PARKING LOT SELLER:

The Sobrato Family Foundation,		SOBRATO-SOBRATO INVESTMENTS,
a California nonprofit public benefit corporation		a California limited partnership

By:		By:	The Sobrato 1979 Trust, As Amended
Name:	John Michael Sobrato	Its:	General Partner

Its:	Director	By:
John Michael Sobrato, Trustee

Address for Notices for Building Seller

and Parking Lot Seller:

c/o Sobrato Development Companies

10600 N. DeAnza Boulevard, Suite 200

Cupertino, CA 95014

Attn: John Michael Sobrato

With copy to:

Berliner Cohen

Ten Almaden Boulevard, 11th Floor

San Jose, CA 95113

Attn: Kathleen K. Siple

IN WITNESS WHEREOF, the Buyer has executed this Agreement intending it to be effective as of the Effective Date.

BUYER:

BEA Systems, Inc.,
a Delaware corporation

By:

Name:

Its:

By:

Name:

Its:

Address for Notices:

2315 North First Street San Jose, California 95131 Attention: Bill Klein

With copies to:

BEA Systems, Inc., 2315 North First Street San Jose, California 95131 Attention: Bob Donohue, Esq.

Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, California 94304 Attn: Real Estate Department (DSS)

EXHIBIT A-1

BUILDING TITLE REPORT

EXHIBIT A-2

PARKING LOT TITLE REPORT

EXHIBIT B-1

FORM OF

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR BUILDING PROPERTY

THIS BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of this         day of                     , 2007, by The Sobrato Family Foundation, a California nonprofit public benefit corporation (“Building Seller”), for the benefit of BEA SYSTEMS, INC., a Delaware corporation (“Buyer”).

RECITALS

A. Building Seller and Buyer have entered into that certain Purchase and Sale Agreement dated as of February 22, 2007 (“Sale Agreement”).

B. The Sale Agreement provides, among other things, that Building Seller shall convey and assign its interest in certain Building Property (as defined in the Sale Agreement) to Buyer.

C. All initially-capitalized terms used but not defined herein have the meanings given such terms in the Sale Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Building Seller hereby bargains, sells, conveys, assigns and transfers to Buyer, all of Building Seller’s right, title and interest in and to all of Building Seller’s right, title and interest in and to the Building Appurtenances, the Building Personal Property and the Building Intangible Property, as defined in the Sale Agreement (herein collectively the “Assigned Property”).

1. The property transferred hereby is transferred “AS IS”, “WHERE IS”, and without any express or implied representation or warranty whatsoever except (other than as provided in the Sale Agreement or any instruments executed and delivered by Building Seller at the Escrow Closing) and with all patent and latent defects. Buyer acknowledges that Buyer will have had the opportunity to conduct any studies and investigations of the Assigned Property as fully as Buyer desires and Buyer acknowledges that no Seller nor any of the Sellers’ respective employees, agents, or representatives has made any representations, warranties or agreements by or on behalf of a Seller not contained in the Sale Agreement as to any matters concerning the Assigned Property, the past, present or future use or condition thereof, or the suitability of the Assigned Property for Buyer’s intended use thereof.

2. Buyer and Building Seller covenant and agree to cooperate, to take all actions, and to execute and deliver all other documents and instruments reasonably necessary or appropriate to fully evidence, vest, perfect, confirm, document, record and carry out the assignment, transfer and delivery of the Assigned Property to Buyer as contemplated by this General Assignment.

3. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than Buyer and Sellers, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4. In the event of any litigation between Buyer and Sellers arising out of their obligations under this General Assignment, the losing party shall pay the prevailing party’s (or parties’) costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

5. This General Assignment shall be binding on, and shall inure to the benefit of, the parties hereto, the Sellers, and their respective heirs, executors, administrators, successors in interest and assigns, and shall be governed by and construed in accordance with the laws of the State of California. The obligations of the parties hereunder may be waived, modified of terminated only by a written agreement signed by the parties hereto.

6. This General Assignment may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument.

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IN WITNESS WHEREOF, the undersigned has executed this General Assignment as of the day and year first above written.

BUILDING SELLER:		BUYER:

The Sobrato Family Foundation,		BEA Systems, Inc.
a California nonprofit public benefit corporation		a Delaware Corporation

By:		By:

Name:	John Michael Sobrato	Name:

Its:	Director	Its:

By:		By:

Name:		Name:

Its:		Its:

EXHIBIT B-2

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR PARKING LOT PROPERTY

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of this         day of                     , 2007, by Sobrato-Sobrato Investments, a California limited partnership (“Parking Lot Seller”), for the benefit of BEA SYSTEMS, INC., a Delaware corporation (“Buyer”).

RECITALS

A. Parking Lot Seller and Buyer have entered into that certain Purchase and Sale Agreement dated as of February 22, 2007 (“Sale Agreement”).

B. The Sale Agreement provides, among other things, that Parking Lot Seller shall convey and assign its interest in certain Parking Lot Property (as defined in the Sale Agreement) to Buyer.

C. All initially-capitalized terms used but not defined herein have the meanings given such terms in the Sale Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parking Lot Seller hereby bargains, sells, conveys, assigns and transfers to Buyer, all of Parking Lot Seller’s right, title and interest in and to the Parking Lot Appurtenances, and the Parking Lot Intangible Property (as defined in the Sale Agreement (collectively herein the “Assigned Property”).

1. The property transferred hereby is transferred “AS IS”, “WHERE IS”, and without any express or implied representation or warranty whatsoever except other than as provided in the Sale Agreement or any instruments executed and delivered by Parking Lot Seller at the Escrow Closing, but subject to any limitations with respect thereto as described in such documents, and with all patent and latent defects. Buyer acknowledges that Buyer will have had the opportunity to conduct any studies and investigations of the Assigned Property as fully as Buyer desires and Buyer acknowledges that no Seller nor any of the Sellers’ respective employees, agents, or representatives has made any representations, warranties or agreements by or on behalf of a Seller not contained in the Sale Agreement as to any matters concerning the Assigned Property, the past, present, or future use or condition thereof, or the suitability of the Assigned Property for Buyer’s intended use thereof.

2. Buyer and Parking Lot Seller covenant and agree to cooperate, to take all actions, and to execute and deliver all other documents and instruments reasonably necessary or appropriate to fully evidence, vest, perfect, confirm, document, record and carry out the assignment, transfer and delivery of the Assigned Property to Buyer as contemplated by this General Assignment.

3. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than Buyer and Sellers, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4. In the event of any litigation between Buyer and Sellers arising out of their obligations under this General Assignment, the losing party shall pay the prevailing party’s (or parties’) costs and expenses of such litigation, including, without limitation, reasonable attorneys’ fees.

5. This General Assignment shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective heirs, executors, administrators, successors in interest and assigns, and shall be governed by and construed in accordance with the laws of the State of California. The obligations of the parties hereunder may be waived, modified of terminated only by a written agreement signed by the parties hereto.

6. This General Assignment may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument.

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IN WITNESS WHEREOF, the undersigned has executed this General Assignment as of the day and year first above written.

PARKING LOT SELLER:	BUYER:

Sobrato – Sobrato Investments,	BEA Systems, Inc.
a California limited partnership	a Delaware Corporation\

By:	By:
Name:	Name:
Its:	Its:

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT C

FORM OF GRANT DEED

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Space above this Line for Recorder’s Use

GRANT DEED

A.P.N.

Documentary transfer tax is shown by an unrecorded separate affidavit pursuant to R&T Code Section 11932

☒	computed on full value of property conveyed, or

☐	computed on full value less value of liens and encumbrances remaining at time of sale.

☐	Unincorporated area: ☐ City of , and

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,                  (“Grantor”), hereby grants to                     , all that real property situated in the City of San Jose, County of Santa Clara, State of California, described on Exhibit A attached hereto.

This conveyance is made by Grantor without warranty, express or implied, as to any matters of record, and is accepted by Grantee without waiving any rights it may have under any title insurance policy issued in connection with this conveyance.

In Witness Whereof, Grantor has caused this instrument to be executed.

GRANTOR:

Mail tax statements to: Same as above address.

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF	)

On                 , 200    , before me,                          a notary public, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public State of California

(seal)